Exhibit 3.1

ARTICLES OF RESTATEMENT

OF

TECO ENERGY, INC.

To the Department of State

State of Florida

Pursuant to the provisions of the Florida Business Corporation Act, the corporation hereinafter named (the “Corporation”), does hereby amend and restate its Articles of Incorporation.

1. The name of the Corporation is: TECO ENERGY, INC.

2. The text of the Amended and Restated Articles of Incorporation of the Corporation is annexed hereto and made a part hereof.

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CERTIFICATE

It is hereby certified that:

1. The name under which the original articles of incorporation of the Corporation were filed with the Secretary of State of the State of Florida is: TECO ENERGY, INC.

2. The date of filing of the Corporation’s original articles of incorporation was January 16, 1981 and its Document Number is F15141.

3. These Amended and Restated Articles of Incorporation (a) amend and restate the provisions of the Articles of Incorporation of the Corporation in their entirety and (b) upon recommendation by the board of directors of the Corporation, were duly adopted by the shareholders of the Corporation on December 3, 2015 in connection with the adoption of the Agreement and Plan of Merger dated as of September 4, 2015 by and among the Corporation, Emera US Inc. and Emera Inc. The number of votes cast by the shareholders was sufficient for approval.

Executed as of the 1st day of July, 2016

TECO ENERGY, INC., a Florida corporation

By:	/s/ John B. Ramil
Name:	John B. Ramil
Title:	President and Chief Executive Officer

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TECO ENERGY, INC.

(A Florida For Profit Corporation)

Pursuant to Section 607.1007 and Section 607.1101 of the Florida Business Corporation Act (the “Act”), the Articles of Incorporation of TECO Energy, Inc., as amended and restated to date, are hereby amended and restated in their entirety to read as follows:

ARTICLE 1

NAME

The name of the Corporation is TECO Energy, Inc. (the “Corporation”).

ARTICLE 2

DURATION AND EXISTENCE

The Corporation shall exist perpetually.

ARTICLE 3

PURPOSE

The purpose of this Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.

ARTICLE 4

PRINCIPAL OFFICE AND MAILING ADDRESS

The current principal office address and mailing address of the Corporation is TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602.

ARTICLE 5

CAPITAL STOCK

The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is 10,000,000 shares of common stock having a par value of $.01 per share.

ARTICLE 6

REGISTERED OFFICE AND AGENT

The current street address of the registered office of the Corporation is Brickell World Plaza, 600 Brickell Avenue, Suite 3500, Miami, Florida 33131, and the name of the registered agent of the Corporation at that address is GY Corporate Services, Inc.

ARTICLE 7

DIRECTORS

The number of directors may be increased or decreased from time to time in accordance with the bylaws but shall never be less than one (1).

ARTICLE 8

INDEMNIFICATION

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a Corporation as set forth in the applicable provisions of the Act (currently Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of such Act (subject to any limitations contained in an agreement entered into by such person and the Corporation), from and against any and all of the expenses or liabilities incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (collectively, “proceeding”) (other than in a proceeding (a) initiated by such person (unless authorized by the Board of Directors of the Corporation), or (b) wherein the Corporation and such person are adverse parties, except for proceedings brought derivatively or by any receiver or trustee) or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in their official capacity and as to action in any other capacity while an officer, director, employee or other agent.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall also be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal and other legal representatives of such a person. Except as otherwise provided above, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE 9

BYLAWS

The bylaws may be adopted, altered, amended, or repealed by either the shareholders or the board of directors, but the board of directors may not amend or repeal any bylaws adopted by shareholders if the shareholders specifically provide that such bylaws are not subject to amendment or repeal by the directors.

ARTICLE 10

AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed as of the 1st day of July, 2016.

TECO ENERGY, INC., a Florida corporation

By:	/s/ John B. Ramil
Name:	John B. Ramil
Title:	President and Chief Executive Officer